Exhibit 99.2
FOR IMMEDIATE RELEASE

Arbinet Corporation Announces Third Quarter 2010 Financial Results

HERNDON, VA., November 11, 2010 - Arbinet Corporation (NASDAQ: ARBX), a leading provider of telecommunications services to fixed and mobile operators, today reported financial results for the third quarter ended September 30, 2010.

Quarter Ended September 30, 2010

Total revenues for the third quarter 2010 were $85.2 million, which included $78.1 million trading revenues and $7.0 million fee revenues.  This represents a 1.4% increase from total revenues of $83.9 million for the third quarter 2009 and a 4.9% increase from total revenues of $81.2 million for the second quarter 2010.  The increase in total revenues was due to higher traffic volumes for minutes bought and sold on Arbinet’s Exchange, which was partially offset by declining average fee revenue per minute as a result of changes in the mix of both geographic markets and the trading activity of Members on the Exchange. In addition, Arbinet experienced increased carrier services and other Member credits, decreased sales of certain premium service offerings and decreases in usage minimums, which impacted fee revenues in the quarter.

A total of 3.40 billion minutes were bought and sold on Arbinet’s Exchange in the third quarter 2010, up 35.7% and 9.1%, compared with 2.51 billion minutes in the third quarter 2009 and 3.12 billion minutes in the second quarter 2010, respectively.  Arbinet completed 353.5 million calls during the third quarter 2010, up 26.2% and 8.5%, compared with 280.1 million calls in the third quarter 2009 and 325.9 million calls in the second quarter 2010, respectively.

Third quarter 2010 gross profit was $3.5 million, down 6.8% compared with $3.8 million in the third quarter 2009, and down 16.8% compared with $4.2 million in the second quarter 2010.   The decrease in gross profit was due, in part, to decreased fee revenues resulting from increased carrier services and other Member credits, decreased sales of certain premium service offerings and decreases in usage minimums.

Third quarter 2010 loss from operations was ($3.8) million, compared with a loss from operations of ($2.8) million in the third quarter 2009 and ($4.0) million in the second quarter 2010.  The increased loss from third quarter 2009 is due, in part, to lower fee revenues, increased bad debt reserves, professional fees for the matters in arbitration and for strategic alternatives, and severance charges. Bad debt expense increased by a net $0.8 million as compared with the year-ago quarter, related to an increase in reserves for a specific account as well as a net increase in reserves on accounts overdue by more than 60 days, following increased collections efforts on aged balances which resulted in minimal additional collections on the remaining accounts.

Net cash used in operating activities from continuing operations in the third quarter 2010 was ($1.8) million compared with net cash provided by operating activities from continuing operations in the third quarter 2009 of $2.9 million.  At September 30, 2010, Arbinet had cash and cash equivalents of $13.2 million and marketable securities of $5.2 million, totaling approximately $18.4 million.

The Company’s net loss in the third quarter 2010 was ($4.9) million, or ($0.90) per basic and diluted share, compared with net loss of ($3.7) million, or ($0.68) per basic and diluted share, in the third quarter 2009.  The third quarter 2010 net loss included other loss of ($1.1) million, primarily due to a $0.9 million settlement of two arbitration matters and a $0.3 million impairment of a certain investment recorded in other assets.

Commenting on the Company’s third quarter 2010 results, Shawn O'Donnell, President and Chief Executive Officer of Arbinet, stated, “The significant volume growth we have achieved is encouraging and underscores our continued relevance in the markets we serve.  However, our business continues to be impacted by lower trade rates resulting from pricing pressures as well as our changing geographic mix.  In particular, the growth we are experiencing in certain highly competitive markets is partly offset by the below-average fees in those markets, resulting in overall margin contraction.  We believe a continued focus on traffic growth and expanded scale will offset the impact of lower prices in all our markets, over time, and allow us to capitalize on our recent network upgrades.  During the quarter, we recognized the benefits of the bulk of our cost reduction initiatives and expect to see further modest benefits during the fourth quarter.”

Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010 total revenues were $253.9 million, which included $230.5 million trading revenues and $23.5 million fee revenues.  This represents a 1.2% decrease from total revenues of $257.0 million for the nine months ended September 30, 2009.  The increase in volume of minutes during the period were fully offset by a lower average trade rate for minutes bought and sold on the Exchange caused by market pressures on pricing and change in the mix of traffic to lower priced markets.

A total of 9.50 billion minutes were bought and sold on the Exchange for the nine months ended September 30, 2010, an increase of 22.3% from the 7.77 billion minutes that were bought and sold on the Exchange for the nine months ended September 30, 2009. There were 972.7 million completed calls in the nine months ended September 30, 2010, representing a 13.2% increase from the 859.5 million completed calls for the nine months ended September 30, 2009.

Fee revenues decreased 9.8% to $23.5 million for the nine months ended September 30, 2010 from $26.0 million for the nine months ended September 30, 2009. Average fee revenues decreased to $0.0025 per minute for the nine months ended September 30, 2010 from $0.0033 per minute for the nine months ended September 30, 2009.  Average fee revenue per minute decreased as a result of changes in the mix of both geographic markets and the trading activity of Members on the Exchange. In addition, we experienced increased carrier services and other Member credits, decreased sales of certain premium service offerings and decreases in usage minimums.

For the nine months ended September 30, 2010 gross profit was $12.5 million, up 4.2% compared with $12.0 million gross profit for the nine months ended September 30, 2009.

Loss from operations was ($11.2) million for the nine months ended September 30, 2010, compared with loss from operations of ($6.9) million for the nine months ended September 30, 2009.  Bad debt expense increased by a net $1.6 million as compared with the nine months ended September 30, 2009, related to an increase in reserves for a specific account as well as a net increase in reserves on accounts overdue by more than 60 days, following increased collections efforts on aged balances which resulted in minimal additional collections on the remaining accounts.  Also contributing to the loss during the nine months ended September 30, 2010 was $1.4 million of severance charges and a cumulative total of $1.0 million for the following:  the final costs to relocate our corporate headquarters from New Jersey to Virginia, expenses associated with the implementation of the 1-for-4 reverse stock split, legal expenses for matters in arbitration, and additional professional fees primarily associated with strategic alternatives pursued by the Company.

Net cash provided by operating activities from continuing operations for the nine months ended September 30, 2010 was $1.0 million compared with net cash provided by operating activities from continuing operations for the nine months ended September 30, 2009 of $3.7 million.

The Company’s net loss for the nine months ended September 30, 2010 was ($13.9) million, or ($2.53) per basic and diluted share, compared with net loss of ($5.2) million, or ($0.96) per basic and diluted share, for the nine months ended September 30, 2009.   The net loss for the nine months ended September 30, 2010 included other loss of ($1.1) million, primarily due to a $0.9 million settlement of the NNP Arbitration and the Savontel Arbitration and a $0.3 million impairment of a certain investment recorded in other assets.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1,100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers, as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in Herndon, Virginia at (703) 456-4100 or by email at sales@arbinet.com

Forward-Looking Statements
This press release contains forward-looking statements, including forward-looking statements regarding our beliefs that our continued focus on traffic growth and expanded scale will offset the impact of lower prices over time;  our ability to capitalize on our recent network upgrades; and our expectations regarding the timing and amount of any cost savings as a result of our cost reduction and restructuring initiatives.   Various important risks and uncertainties may cause our actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: our limited cash position, Members (in particular, significant trading Members) not trading on the Exchange or not utilizing our new and additional services; continued volatility in the volume and mix of trading activity; our uncertain and long Member enrollment cycle; failure to manage our credit risk; failure to manage and adequately estimate costs of our Carrier Services business; pricing pressure; investment in our management team and investments in our personnel; disruption or uncertainty resulting from recent changes in senior management; regulatory uncertainty; system failures, human error and security breaches that could cause us to lose Members and expose us to liability; our ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; failure to extend the term of our credit facility with Silicon Valley Bank; and economic conditions and volatility of financial markets, decreased availability of credit to us or buyers on the Exchange, and the impact they may have on us and the Members. For a further discussion of the risks and uncertainties we face, please refer to Part I, Item 1A of our Annual Report on Form 10-K, for the year ended December 31, 2009, filed with the Securities and Exchange Commission (SEC) on March 17, 2010 and other periodic and current filings that have been filed with the SEC and are available at www.sec.gov. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

Contacts:

Gary Brandt, Chief Financial Officer
Arbinet Corporation
(703) 456-4140

Andi Salas / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

ARBINET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
Trading revenues	$78,121	$75,862	$230,454	$231,019
Fee revenues	7,035	8,080	23,452	26,001
Total revenues	85,156	83,942	253,906	257,020
Cost of trading revenues	78,250	75,810	230,601	231,170
Indirect cost of trading and fee revenues	3,387	4,355	10,788	13,843
Total cost of trading and fee revenues	81,637	80,165	241,389	245,013
Gross profit	3,519	3,777	12,517	12,007

Other operating expenses:
Sales and marketing	1,514	1,997	5,387	5,659
General and administrative	4,002	2,476	11,908	7,513
Depreciation and amortization	1,643	1,788	5,015	5,400
Severance charges	157	361	1,389	361
Total other operating expenses	7,316	6,622	23,699	18,933

Loss from operations	(3,797)	(2,845)	(11,182)	(6,926)

Interest income	14	20	58	107
Interest expense	(120)	(197)	(465)	(520)
Foreign currency transaction gain (loss)	18	(685)	(1,280)	2,081
Other income (loss), net	(1,070)	66	(938)	237
Loss before income taxes	(4,955)	(3,641)	(13,807)	(5,021)
(Benefit) provision for income taxes	(11)	59	62	197

Net loss	(4,944)	(3,700)	(13,869)	(5,218)

Basic and diluted net loss per common share	$(0.90)	$(0.68)	$(2.53)	$(0.96)
Weighted average shares used in computing basic and diluted net loss per share	5,490	5,413	5,480	5,444

ARBINET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	September 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$13,240	$15,492
Marketable securities	5,208	6,407
Trade accounts receivable, net of allowances	18,728	24,513
Prepaids and other current assets	1,418	1,284
Total current assets	38,594	47,696

Property and equipment, net	17,360	17,821
Security deposits	1,672	1,676
Intangible assets, net	122	149
Other assets	71	395
Total Assets	$57,819	$67,737

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$15,129	$11,676
Deferred revenue	699	1,434
Accrued expenses and other current liabilities	6,037	6,172
Due to Silicon Valley Bank	-	2,014
Current portion of long-term debt	4,965	3,600
Current liabilities for discontinued operations	100	100
Total current liabilities	26,930	24,996

Deferred rent	2,212	2,343
Long-term debt and other liabilities	198	66
Total Liabilities	29,340	27,405

Stockholders' Equity
Common stock	7	27
Additional paid-in capital	177,164	175,906
Treasury stock	(17,278)	(17,122)
Accumulated other comprehensive income	2,990	2,056
Accumulated deficit	(134,404)	(120,535)
Total Stockholders' Equity	28,479	40,332
Total Liabilities and Stockholders' Equity	$57,819	$67,737